CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Form 10-KSB of our report dated September 14, 2000 on the financial statements of Vector Energy Corporation as of and for the years ended
April 30, 2000 and 1999.


Denver, Colorado
September 14, 2000


/s/ Comiskey & Company
PROFESSIONAL CORPORATION